Exhibit 10.1

FOMO CORP.’S PURGE VIRUS PARTNERS WITH aGILE TECHNOLOGIES GROUP TO FIGHT COVID-19

Chicago, IL, January 20, 2021 – FOMO CORP. (US OTC: ETFM) is pleased to announce that a Strategic Alignment Agreement has been signed between its wholly owned subsidiary, Purge Virus, LLC (PV) and AGILE Technologies Group, LLC (AGILE), a provider of highly accurate, FDA approved point-of-care rapid COVID-19 testing, technology-based screening, contact tracing, and COVID-19 safety solutions. A description of AGILE’s current offerings is provided at http://www.4agiletech.com/, and PV’s germicidal disinfection technology offerings are provided here: https://purgevirus.com/.

The Agreement between PV and AGILE, effective for 2021, includes reciprocal business referrals with AGILE focusing on an integrated solution for on-site rapid COVID-19 testing and disinfection technology, and PV focusing on supplying the most appropriate disinfection technology to AGILE’s clients.

AGILE has proven leadership in this new area of COVID-19 prevention with significant sales leadership, which has led to the purchase of PV technologies such as disinfection devices with combinations of ultraviolet, carbon filtration, and HEPA filtration as well as other devices including combinations of ultraviolet and photoplasma.

Clients that have benefitted from the AGILE integrated solution with the PV disinfection technologies include: (a prominent Native American tribe spanning Arizona and New Mexico, the City of Gary, Indiana, television production projects, movie production, professional athlete weddings, churches, sound stages, legislative showcase, and testing events coordinated with government officials). One client said “As we have utilized AGILE Technologies for the safety and prevention of this virus for our employees and guests, we have developed a respect for the integrated innovation that provides a comfortable ecosystem of prevention. These innovations and combinations have allowed us to work with assurance for safety.” Here is a summary of some of the most significant AGILE COVID-19 testing events:

●	City of Gary, Indiana:
	○	AGILE began testing city employees to help increase the quality and availability of municipal services and giving the city the data and controls to help manage the city’s workforce,
	○	AGILE has been asked to expand testing to include all 76,000 residents,
	○	AGILE had been asked to begin test for the Gary Housing Authority, Gary Public Transportation and critically needed warming centers during winter months.
●	Navajo Nation (under contract with the Office of the Nation’s Controller):
	○	AGILE instituted a new, double rapid test methodology ,
	○	With the PV team, the safety solution includes HVAC-installed germicidal ultraviolet-C technology to eliminate coronavirus in the first six 30,000 square foot leadership and administration buildings for the Navajo Nation,
	○	Testing personnel wore Bipolar Ionization devices for a physical layer of protection ,
	○	The controller stated in a leadership meeting, “This is the happiest that I have seen employees in months. They feel safer now than ever during the pandemic. And, if we become aware that someone has been exposed, we know that AGILE can test everyone and identify anyone who should not be in the building until after an isolation period.”

●	High-profile wedding event of NBA player:
○ 240 people tested including hotel staff, wedding/reception staff, vendors, wedding party and guests,
■ AGILE was able to screen and prevent 27 infected individuals from attending the event with testing and screening,
■ Three weeks after the wedding, the bride and groom reported that there were no reports of anyone contracting the disease.
●	State Legislature and local municipal official COVID-19 testing event in an area with unconfirmed, high positivity rate:
○ With a two-day notice, AGILE tested 100 people, identified 20 with active COVID-19 infection and was able to advise them to isolate to protect families, co-workers, and others.
●	Sound Stage for a Christmas Show with a Grammy award winning entertainer:
○ The entire production had been shut down twice for five days. AGILE assumed the COVID-19 safety scope of work and empowered the production team to continue production and filming to complete the television show with no additional breakages in production by identifying all infected actors, dancers, production staff, musicians, and other.
●	Chicago CSO Sports Multiplex (80,000 square foot, multi-use facility):
○ AGILE provided testing and air purification for over 500 basketball tournaments’ participants, volleyball and other sports skills camps and for individual personal trainers and all their clients.
●	AGILE is modifying its website, sales/marketing materials and other information to give increased exposure to the air purification solutions offered by PV including sales directly from the PV website as many inquiries have been received about individual and business sales of the PV portable air purification systems.

The combined work of AGILE and PV has helped to slow and stop potential super-spreader events, and the ongoing work is setting a new precedent for testing, COVID-19 screening and indoor air safety.

“We see tremendous potential in working with Purge Virus on accounts in the U.S. and around the world, given the number of areas that are seeing surges in COVID-19 and the demand for rapid testing and indoor air disinfection,” said Roderick A. Martin, Chief Managing Partner, AGILE Technologies Group, LLC.

“AGILE expands the number of potential customers for our offerings with the addition of rapid testing, technology-based screening and contact tracing and reinforces our mission to provide a ‘One-Stop-Shop’ for businesses and individuals who seek protection from COVID-19 and future viruses. Our team has been impressed with AGILE’s ability to engage clients that see the value of their integrated solution that provides rapid-testing, contact tracing, and our disinfection technologies,” said Charles Szoradi, CEO of Purge Virus, LLC.

About FOMO CORP.

FOMO CORP., p/k/a 2050 Motors, Inc., is a publicly traded company focused on business incubation and acceleration. The Company invests in and advises emerging companies aligned with a growth mandate. FOMO is developing direct investment and affiliations - majority- and minority-owned as well as in joint venture formats - that afford emerging companies access to the public markets for expansion capital as well as spin-out options to become their own stand-alone public companies.

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that FOMO CORP. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to FOMO CORP.’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. FOMO’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition, or stock price.

Contact:

Wayman Baker, PhD

Exec VP Corporate Development and Investor Relations

FOMO CORP.

(630) 286-9560

IR@fomoworldwide.com